Contact Information: Investor Relations 941-556-2601 investor-relations@ropertech.com	Roper Technologies, Inc.

Shellye L. Archambeau Joins Roper Technologies Board of Directors

Sarasota, Florida, April 6, 2018 ... Roper Technologies, Inc. (NYSE: ROP), a diversified technology company, announced that Shellye L. Archambeau has been elected to its Board of Directors. Ms. Archambeau most recently served as Chief Executive Officer of MetricStream, Inc., a global provider of governance, risk, compliance and quality management solutions across diverse industries. Prior to joining MetricStream, Ms. Archambeau served as Chief Marketing Officer and Executive Vice President of Sales of Loudcloud, Inc., Chief Marketing Officer of NorthPoint Communications, and President of Blockbuster Inc.’s e-commerce division. Before she joined Blockbuster, she held domestic and international executive positions during a 15-year career at IBM.
“Shellye is a tremendous addition to our Board, bringing expertise in technology innovations, ecommerce, digital media and communications,” said Brian Jellison, Chairman, President and Chief Executive Officer of Roper Technologies. “She complements our dynamic Board with her advanced commercial proficiency and breadth of leadership experiences. Shellye’s experiences in Silicon Valley’s emerging company community, as well as her prior experience at IBM, provide her with global perspectives on developing and marketing software, emerging technology applications and solutions.”

Ms. Archambeau also serves on the boards of MetricStream, Nordstrom, Inc. and Verizon, Inc., and was a director of Arbitron from 2005 to 2013.

About Roper Technologies

Roper Technologies is a constituent of the S&P 500, Fortune 1000, and the Russell 1000 indices. Roper operates businesses that design and develop software (both license and software-as-a-service) and engineered products and solutions for a variety of niche end markets. Additional information about Roper is available on the Company’s website at www.ropertech.com.